Exhibit 99.1

Material Sciences Corporation Files Application for

NASDAQ Capital Market Listing

ELK GROVE VILLAGE, Ill., August 12, 2010 - Material Sciences Corporation (OTC Bulletin Board: MASC.OB), a leading provider of material-based solutions for acoustical and coated applications, today announced that it has filed an application to list its common stock on the NASDAQ Capital Market.

“We believe that the NASDAQ listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community,” said Clifford D. Nastas, chief executive officer.

The NASDAQ listing application is subject to review and approval by NASDAQ’s Listing Qualifications Department to ensure compliance with all NASDAQ Capital Market Standards. While the Company intends to satisfy all of NASDAQ’s requirements for initial listing, no assurance can be given that its application will be approved. The Company’s common stock will continue to trade on the OTC Bulletin Board under its current symbol, MASC.OB, during the NASDAQ review process.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the OTC Bulletin Board under the symbol MASC.OB.

Additional information about Material Sciences is available at www.matsci.com.

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